Exhibit 99.1

NEWS RELEASE

Lumen Completes Sale of Consumer Fiber-to-the-Home Business to AT&T

Transaction Close Marks Strategic Inflection Point; Positions Lumen as a Pure Play

Enterprise-Focused Technology Infrastructure Company on Path to Sustainable Growth

DENVER, Feb. 2, 2026 — Lumen Technologies (NYSE: LUMN) today announced that it has completed the sale of its Mass Markets fiber-to-the-home business in eleven states, including Quantum Fiber, to AT&T (NYSE: T) for $5.75 billion in cash. The sale includes substantially all of the related consumer fiber access network and customer relationships in those states, which serves more than 1 million fiber customers and reaches more than 4 million enabled fiber locations. The completed transaction is another strategic milestone in Lumen’s transformation into the leading enterprise digital networking services company built for the multi-cloud, AI-driven economy.

“The divestiture of our consumer fiber-to-the-home business marks a pivotal moment for Lumen. We are doubling down on where we are strongest and where the opportunity is greatest for us – powering the digital infrastructure that enterprises and public sector organizations need to win in the AI era,” said Lumen CEO Kate Johnson. “With a stronger balance sheet and a clear path to sustainable growth, we are accelerating our efforts to modernize our network, scale our digital platform, and build the connected ecosystem that drives real outcomes for our customers and creates lasting value for shareholders.”

Lumen plans to apply approximately $4.8 billion of the transaction proceeds and cash on hand to retire all super priority debt, reducing the company’s interest expense by approximately $300 million annually and accelerating its transformation strategy. The completed transaction is expected to reduce the company’s debt to less than $13 billion with a net debt to adjusted EBITDA ratio of below 4x.

As part of the completed transaction, Lumen will retain assets that will continue to serve as the foundation of its enterprise transformation, including all national, regional, state, and metro level fiber backbone network infrastructure, central offices and associated real estate. In addition, Lumen is retaining and caring for its copper-based consumer services, which continue to provide a strong ongoing financial contribution to Lumen. The enterprise and wholesale fiber customers will remain with Lumen in all geographies.

Lumen also expressed its deep appreciation for Wes Gibson, who previously led Lumen’s Mass Markets business and will lead NetworkCo, as well as for the entire team of employees transitioning to AT&T and its new subsidiaries.

“We want to thank Wes and every Lumen colleague who is transferring as part of this transaction,” Johnson said. “This team built a strong business and served our customers with dedication and pride. We’re grateful for their contributions to Lumen and confident they will continue to serve the consumer market as part of the AT&T family.”

With the completed transaction, Lumen’s growth strategy is centered on a differentiated set of capabilities built for large enterprises, global hyperscalers, and public sector organizations:

•

Physical Network: Building a high-capacity, low-latency fiber network designed to support AI, advanced cloud, and edge workloads. At the close of 2025, Lumen deployed 17 million intercity fiber miles and is on track to reach 47 million miles by the end of 2028, aimed at building a ubiquitous, high-capacity network fabric that optimizes GPU investment and improves the user experience.

•

Digital Platform: Cloudifying and agentifying Lumen’s network to allow services through a networking fabric that interconnects data centers and public clouds and software-defined capabilities, to deliver more agile, automated, and consumption-based experiences.

•

Connected Ecosystem: Establishing a growing roster of technology partnerships, including Palantir, Meter, Commvault, QTS and Digital Realty, that extends Lumen’s commercial reach and recognizes the value that a high-performing network can bring in a world where time-to-first-token has become the new measurement of success in the AI economy.

Added Johnson: “These three components of our strategy – building the best physical network, a digital platform aimed at delivering ubiquitous connectivity with elegant customer experiences, and a rich, connected ecosystem of technology partners that extends our commercial reach – are how we will create value for our customers and return Lumen to growth.”

Lumen first announced its plan to sell its consumer business to AT&T on May 21, 2025.

Lumen’s management team will address the completed transaction during the company’s Q4/full-year 2025 earnings conference call on Feb. 3. In line with the company’s regular reporting practice, Lumen will provide forward-looking annual guidance, which will reflect the aforementioned asset sale impact. The conference call will be webcasted from Lumen’s Investor Relations website at ir.lumen.com.

Additional information is available here.

# # #

About Lumen Technologies

Lumen is unleashing the world’s digital potential. We ignite business growth by connecting people, data, and applications – quickly, securely, and effortlessly. As the trusted network for AI, Lumen uses the scale of our network to help companies realize AI’s full potential. From metro connectivity to long-haul data transport to our edge cloud, security, managed service, and digital platform capabilities, we meet our customers’ needs today and as they build for tomorrow.

For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, X: lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding management’s expectations with respect to our business, strategy and operations as well as statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions. These forward-looking statements are not promises nor guarantees of future results, are based on our current expectations only and are subject to various risks and uncertainties, including those described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as updated in our other filings with the U.S. Securities and Exchange Commission from time to time. Actual results may differ materially from those anticipated by us in these statements due to several factors, including those referenced in our filings with the U.S. Securities and Exchange Commission.

Media Contacts:

Joe Goode

Joseph.Goode@lumen.com

+1 781-799-6048

Anita Gomes

Anita.Gomes@lumen.com

+1 858-229-8538

Investor Relations:

Jim Breen, CFA

Investor.Relations@lumen.com

+1 617-892-5965